Exhibit (h)(6)

Execution

AMENDMENT AND NOVATION AGREEMENT

THIS AMENDMENT AND NOVATION AGREEMENT is made as of June 30, 2025 (the “Effective Date”), among:

Grantham, Mayo Van Otterloo & Co. LLC, a Massachusetts limited liability company (the “Original Client”);

GMO Trust, a business trust established under the laws of the Commonwealth of Massachusetts (the “Trust”) and a registered management investment company under the Investment Company Act of 1940, as amended, on behalf of each entity listed on Exhibit A hereto (each, a “New Client”, collectively the “New Clients”); and

State Street Bank and Trust Company, a bank and trust company organized under the laws of The Commonwealth of Massachusetts, as successor by merger to Investors Bank & Trust Company (the “Administrator”).

WHEREAS, the Original Client and the Administrator entered into (i) an Administration Agreement dated as of June 30, 2003 (as amended, supplemented, restated or otherwise modified from time to time, the “Administration Agreement”), and (ii) to the extent they include commercial terms or services that are the subject of, or provided pursuant to, the Administration Agreement, one or more additional written arrangements related to the Administration Agreement, including, but not limited to, a written fee agreement and other ancillary documents such as instructions and direction letters (together with any amendments, the “Ancillary Documents”). The Administration Agreement and the Ancillary Documents are collectively referred to herein as the “Agreements.”

WHEREAS, each New Client hereby proposes to enter into a new agreement with the Administrator, effective as of the Effective Date, on the same terms as the Agreements as modified herein, and thereby to assume all rights, benefits, and interests and to perform all duties, obligations and liabilities of the Original Client under the Agreements, in each case solely to the extent such rights, benefits, duties, obligations and liabilities relate to periods on or after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1. Novation of Administration Agreement and Ancillary Documents. Subject to the terms and conditions contained herein:

(a)

Each New Client hereby enters into a new agreement with the Administrator on the same terms as the Agreements as modified herein (the “Novation”), effective as of the Effective Date, and hereby undertakes to the Administrator to assume, jointly and severally, all rights, benefits and interests and to perform all duties, obligations and liabilities of Original Client under the Agreements, whether arising prior to, on or subsequent to the Effective Date, in each case solely to the extent the same relate to periods on or after the Effective Date. The Administrator hereby enters into this Novation with each New Client, effective as of the Effective Date, and hereby undertakes to each New Client to assume all rights, benefits and interests and to perform all duties, obligations and liabilities of the Administrator under the Agreements, whether arising prior to, on or subsequent to the Effective Date, in each case solely to the extent the same relate to periods on or after the Effective Date.

Information Classification: Confidential

Information Classification: Confidential

(b)

This Novation does not affect any rights, benefits, interests, duties, obligations or liabilities of any party under the Agreements arising from or relating to any period prior to the Effective Date or accrued by any party prior to the Effective Date, including without limitation any such rights, benefits, interests, duties, obligations or liabilities of Administrator.

(c)

Each of the Administrator and the Original Client hereby consents to the termination of the Agreements and waives any rights (including notice and receipt of any termination payment) that it may have under the Agreements that arise or are triggered as a result of this Novation or the termination of the Agreements. Such termination is effected solely to give legal effect to the substitution of the New Clients for the Original Client as contracting parties and shall not constitute a termination by the Original Client (constructively or otherwise) for purposes of Section 7 of the Administration Agreement or otherwise give rise to any termination payment or notice requirement under the Agreements. The parties acknowledge and agree that the Original Client is hereby irrevocably released from all obligations, duties and liabilities under the Agreements (whether known or unknown and whether existing now or arising hereafter with respect to periods on, before, or after the Effective Date) relating to periods prior to the Effective Date, and shall have no further rights, benefits, or interests thereunder relating to periods prior to the Effective Date, it being understood that each New Client is assuming all such rights, benefits, interests, duties, obligations and liabilities pursuant to this Novation. From and after the Effective Date, the Administrator shall not look to the Original Client and instead shall look only to each New Client with respect to any rights it may have under the Agreements relating to periods on or after the Effective Date.

2. Amendment of Administration Agreement. The following provisions amend the Agreements:

(a)

As of the Effective Date, the addresses provided in Section 8(a) of the Administration Agreement for notice or other instrument authorized or required by the Administration Agreement to be given in writing to the parties are updated as follows:

To Client:	GMO Trust
c/o Grantham, Mayo, Van Otterloo & Co. LLC
53 State Street, 33rd Floor
Boston, MA 02109
Attention: GMO Operations – Service Provider Oversight
With a copy to: General Counsel

To State Street:	State Street Bank and Trust Company
One Congress Street
Boston, MA 02114
Attention: Geoffrey Johnson
With a copy to: Jason Becker

(b)

As of the Effective Date, all references to “GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC” as “Client” are replaced with “Each Client listed on Schedule A attached hereto” and all uses of the defined term “GMO” are replaced with the defined term “Client.”

(c)	As of the Effective Date, Section 10 of the Administration Agreement is deleted in its entirety and replaced with the following:

Information Classification: Limited Access

Information Classification: Confidential

Information Classification: Confidential

  Neither party shall use the name of the other party or any of its affiliates or, with respect to the Trust or Client, the name of Grantham, Mayo, Van Otterloo & Co. LLC or its initials “GMO,” in any prospectus, sales literature or other material in a manner not approved by the other party prior thereto in writing; provided however, that approval shall not be required for any use of a party’s name which merely refers in accurate and factual terms to State Street’s appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

(d)	As of the Effective Date, Schedule A to the Agreement is deleted in its entirety and replaced with the revised Schedule A attached hereto as Exhibit A.

(e)	All other provisions, terms and conditions contained in the Agreements, as amended, shall remain in full force and effect in the Novation.

3. Miscellaneous. Each of the parties hereto represents that this Novation has been duly signed for and on behalf of such party by authority of its governing bodies and within the scope of its respective powers. This Novation may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. This Novation is governed by, and should be construed in accordance with the law governing the Administration Agreement. Signatures to this Novation delivered by electronic communications shall be considered original signatures for purposes of the effectiveness hereof.

4. Limitation of Liability of the Trustees and Shareholders. A copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the series of the Trust.

[Signature Page to Follow]

Information Classification: Limited Access

Information Classification: Confidential

IN WITNESS WHEREOF, this Novation has been entered into the day and year first above written.

ORIGINAL CLIENT:

GRANTHAM, MAYO VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y. Charton
Name: Douglas Y Charton
Title: Counsel

NEW CLIENTS:

GMO TRUST, ON BEHALF OF ITS SERIES LISTED ON SCHEDULE A

By:	/s/ Douglas Y. Charton
Name: Douglas Y Charton
Title: Vice President-Law

GMO ALTERNATIVE ALLOCATION SPC LTD

By:	/s/ John Nasrah
Name: John Nasrah
Title: Director

ADMINISTRATOR:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason Becker
Name: Jason Becker
Title: Senior Vice President

Information Classification: Limited Access

Information Classification: Confidential

Information Classification: Confidential

Exhibit A

SCHEDULE A

List of Clients

GMO Trust, on behalf of its series listed below:

GMO Alternative Allocation Fund

GMO Asset Allocation Bond Fund

GMO Benchmark-Free Allocation Fund

GMO Benchmark-Free Fund

GMO Climate Change Fund

GMO Emerging Country Debt Fund

GMO Emerging Country Debt Shares Fund

GMO Emerging Markets ex-China Fund

GMO Emerging Markets Fund

GMO Global Asset Allocation Fund

GMO Global Developed Equity Allocation Fund

GMO Global Equity Allocation Fund

GMO High Yield Fund

GMO Implementation Fund

GMO International Developed Equity Allocation Fund

GMO International Equity Allocation Fund

GMO International Equity Fund

GMO International Opportunistic Value Fund

GMO MAC Implementation Fund

GMO Multi-Asset Credit Fund

GMO Multi-Sector Fixed Income Fund

GMO Opportunistic Income Fund

GMO Quality Fund

GMO Resource Transition Fund

GMO Resources Fund

GMO Small Cap Quality Fund

GMO Strategic Opportunities Allocation Fund

GMO U.S. Equity Fund

GMO U.S. Opportunistic Value Fund

GMO U.S. Small Cap Value Fund

GMO U.S. Treasury Fund

GMO-Usonian Japan Value Creation Fund

GMO Alternative Allocation SPC Ltd.

Information Classification: Limited Access

Information Classification: Confidential